Exhibit 99.1

DATE:	April 22, 2013 4:00 p.m. E.S.T.
CONTACT:	Archie M. Brown, Jr. President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP — NASDAQ, MSFG —
Announces First Quarter 2013 Operating Results

Greensburg, Indiana, Archie M. Brown, Jr., President and Chief Executive Officer of MainSource Financial Group, Inc. (NASDAQ: MSFG), announced today the unaudited financial results for the first quarter of 2013.  For the three months ended March 31, 2013, the Company recorded net income of $4.0 million, or $0.19 per common share, compared to net income of $6.0 million, or $0.32 per common share, in the first quarter of 2012.  During the first quarter of 2013, the Company prepaid a $15 million Federal Home Loan Bank (FHLB) advance and incurred a $2.2 million prepayment penalty.  In addition, the Company recorded $750 thousand in costs and/or write-downs associated with the previously announced closing of eight branches.  Partially offsetting these items were $844 thousand in realized gains on investment securities.  During the first quarter of 2012, the U.S. Treasury held an auction through the secondary market for the Company’s preferred shares.  The Company requested and received approval to participate in the auction and was successful in retiring a portion of its preferred shares.  The difference between the book value and the bid price of $1.2 million was credited to retained earnings, resulting in an increase to earnings per share of $0.06 during that period.

CEO Comments

Mr. Brown stated, “Our first quarter results were mixed and included several non-operating items. Adjusting for write-downs for buildings and equipment related to branch closures, total revenue fell approximately three percent from the prior year as net interest income was lower by five percent.  The primary driver for the decline in net interest income was a 17 basis point decline in the net interest margin.  Earning asset levels have remained flat while asset yields have continued to fall throughout the last year and we have not reduced funding costs by a similar margin.  Fee income was two percent higher than the first quarter of a year ago after adjusting for securities gains and the write-down of buildings and equipment related to branch closures.   It is important that we begin to realize meaningful loan growth in order to grow our net interest income.  This remains our primary focus.”

Mr. Brown discussed loan trends and credit quality, “Total loans were up one percent from a year ago and flat with the linked quarter.  As a result of our new markets, loan activity has increased and pipelines are building.  While the economy has seemed to slow down in recent weeks, we remain hopeful that we will experience additional loan growth in the coming quarters.  We are very pleased with our continued improvement in credit quality.  Nonperforming assets to total assets, at 1.69%, declined by 60 basis points from one year ago and 40 basis points from December 31, 2012.  The improvement reflects the continued progress we have made in reducing loan problems.  Additionally, the pace and size of new problem loans have slowed dramatically.”

Mr. Brown continued, “Adjusting for the prepayment penalty in relation to the payoff of the FHLB advance, non-interest expense increased seven percent from a year ago.  The increase in expenses was primarily related to our recent investments in new markets.   Several of these investments are already beginning to provide meaningful revenue and we anticipate that they will provide much greater opportunities for lending.  Additionally, we experienced material increases in health and unemployment insurance costs.    We will continue to work diligently to manage our expense base to help offset our new investments.”

Mr. Brown concluded, “While the first quarter did not meet our expectations, we are optimistic about the underlying changes we are making to position the company for growth in the future.  We will continue working to improve the overall revenue capabilities of the company and we are hopeful that future quarters will show improvement in overall performance.”

First Quarter Results

NET INTEREST INCOME

Net interest income was $22.6 million for the first quarter of 2013 compared to $23.8 million a year ago.  The decrease in net interest income was primarily due to lower asset yields.  Net interest margin, on a fully-taxable equivalent basis, was 4.00% for the first quarter of 2013, which was seventeen basis points below the first quarter of 2012 and three basis points lower than the fourth quarter of 2012.  On a linked-quarter basis the net interest margin stayed relatively flat as the Company was able to offset the decrease in the yield on earning assets by a reduction in the cost of funds.

NON-INTEREST INCOME

The Company’s non-interest income was $10.3 million for the first quarter of 2013 compared to $9.8 million for the same period in 2012.  The increase was primarily related to an increase in gains on the sales of investment securities of $0.4 million.  Non-interest income decreased on a linked-quarter basis primarily due to the softening of the mortgage refinance market and the seasonal decrease in service charge income (mainly overdrafts).

NON-INTEREST EXPENSE

The Company’s non-interest expense was $27.1 million for the first quarter of 2013 compared to $23.3 million for the same period in 2012.  During the first quarter of 2013, the Company incurred $2.2 million in expenses related to the prepayment of a FHLB advance.  In addition, the Company had $250 thousand of expenses related to the previously-announced closing of eight branches.  Excluding these non-operating items, the Company’s non-interest expense would have been $24.6 million.  The increase compared to the previous year was primarily related to the Company’s recent investments in new markets (i.e. Columbus, Seymour and Indianapolis, Indiana and Shelbyville, Kentucky).  These investments were the primary cause of the increases in employee, occupancy and equipment expenses.  Partially offsetting these increases was a decrease in the Company’s FDIC assessment.

BALANCE SHEET AND CAPITAL

Total assets were $2.73 billion at March 31, 2013, which represents a $36 million decrease from the balance a year ago of $2.77 billion.  Loans increased $21 million year over year but were offset by a decrease in cash and fed funds.  Loan balances were flat on a linked-quarter basis.  The Company’s regulatory capital ratios remain strong and as of March 31, 2013 were as follows: leverage ratio of 10.4%, tier one capital to risk-weighted assets of 16.8%, and total capital to risk-weighted assets of 18.1%.  In addition, as of March 31, 2013, the Company’s tangible common equity ratio was 8.9%.

ASSET QUALITY

Non-performing assets (NPA’s) were $46.3 million as of March 31, 2013, a decrease of approximately $11.5 million on a linked-quarter basis.  NPA’s represented 1.69% of total assets as of March 31, 2013 compared to 2.09% as of December 31, 2012 and 2.29% as of March 31, 2012.  Net charge-offs were $2.2 million for the first quarter of 2013 and represented 0.58% of average loans on an annualized basis.  Total loan loss provision expense was $1.7 million in the first quarter of 2012.  The Company’s allowance for loan losses as a percent of total outstanding loans was 2.04% as of March 31, 2013 compared to 2.07% as of December 31, 2012 and 2.52% as of March 31, 2012.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended March 31
	2013	2012
Income Statement Summary
Interest Income	$25,316	$27,909
Interest Expense	2,718	4,131
Net Interest Income	22,598	23,778
Provision for Loan Losses	1,734	3,100
Noninterest Income:
Trust and investment product fees	1,035	828
Mortgage banking	2,029	2,115
Service charges on deposit accounts	4,486	4,376
Gain on sales of securities	844	487
Interchange income	1,611	1,650
OREO gains/(losses)	(296)	(252)
Other	556	618
Total Noninterest Income	10,265	9,822
Noninterest Expense:
Employee	13,518	12,256
Occupancy and equipment	4,215	3,746
Intangible amortization	480	452
Marketing	1,045	948
Collection expenses	950	1,049
FDIC assessment	437	908
FHLB advance prepayment penalty	2,239	—
Consultant expenses	375	50
Other	3,869	3,872
Total Noninterest Expense	27,128	23,281
Earnings Before Income Taxes	4,001	7,219
Provision for Income Taxes	10	1,208
Net Income	$3,991	$6,011
Preferred Dividends & Accretion	(202)	(763)
Redemption of preferred shares	—	1,242
Net Income Available to Common Shareholders	$3,789	$6,490

	Three months ended March 31
	2013	2012
Average Balance Sheet Data
Gross Loans	$1,564,434	$1,550,087
Earning Assets	2,466,196	2,465,754
Total Assets	2,760,304	2,741,638
Noninterest Bearing Deposits	405,376	321,799
Interest Bearing Deposits	1,777,380	1,817,060
Total Interest Bearing Liabilities	1,996,145	2,046,011
Shareholders’ Equity	324,199	340,783

	Three months ended March 31
	2013	2012
Per Share Data
Diluted Earnings Per Share	$0.19	$0.32
Cash Dividends Per Share	0.060	0.010
Market Value - High	15.10	12.12
Market Value - Low	12.65	8.84
Average Outstanding Shares (diluted)	20,378,654	20,265,571

	Three months ended March 31
	2013	2012
Key Ratios
Return on Average Assets	0.59%	0.88%
Return on Average Equity	4.99%	7.09%
Net Interest Margin	4.00%	4.17%
Efficiency Ratio	78.41%	65.80%
Net Overhead to Average Assets	2.48%	1.97%

	March 31	December 31	September 30	June 30	March 31
	2013	2012	2012	2012	2012
Balance Sheet Highlights
Total Loans (Excluding Loans Held for Sale)	$1,553,320	$1,553,383	$1,531,525	$1,546,510	$1,532,079
Allowance for Loan Losses	31,728	32,227	35,246	38,289	38,541
Total Securities	906,396	902,341	902,178	896,037	885,601
Goodwill and Intangible Assets	70,892	70,940	69,337	68,182	68,630
Total Assets	2,732,609	2,769,288	2,755,006	2,766,633	2,764,286
Noninterest Bearing Deposits	418,916	405,167	350,790	364,030	348,981
Interest Bearing Deposits	1,763,781	1,779,887	1,732,228	1,821,066	1,810,017
Other Borrowings	154,859	191,470	251,499	196,492	201,659
Shareholders’ Equity	322,673	323,751	338,524	329,858	322,163

	March 31	December 31	September 30	June 30	March 31
	2013	2012	2012	2012	2012
Other Balance Sheet Data
Tangible Book Value Per Common Share	$11.65	$11.72	$11.59	$11.23	$10.78
Loan Loss Reserve to Loans	2.04%	2.07%	2.30%	2.48%	2.52%
Loan Loss Reserve to Non-performing Loans	87.70%	89.48%	78.08%	81.48%	89.37%
Nonperforming Assets (NPA) to Total Assets	1.54%	1.54%	1.99%	2.05%	1.95%
NPA’s (w/ TDR’s) to Total Assets	1.69%	2.09%	2.19%	2.34%	2.29%
Tangible Common Equity Ratio (1)	8.90%	8.82%	8.76%	8.44%	8.08%
Outstanding Shares	20,326,725	20,304,525	20,297,325	20,280,225	20,214,964

	March 31	December 31	September 30	June 30	March 31
	2013	2012	2012	2012	2012
Asset Quality
Special Mention Loans	$85,613	$88,039	$89,289	$76,118	$96,482
Substandard Loans (Accruing)	22,313	28,775	33,255	61,991	73,182

Loans Past Due 90 Days or More and Still Accruing	$100	$565	$379	$34	$268
Non-accrual Loans	36,078	35,451	44,763	46,959	42,856
Other Real Estate Owned	5,842	6,677	9,677	9,737	10,674
Total Nonperforming Assets (NPA’s)	$42,020	$42,693	$54,819	$56,730	$53,798
Troubled Debt Restructurings (Accruing)	4,276	15,102	5,556	7,951	9,553
Total NPA’s with Troubled Debt Restructurings	$46,296	$57,795	$60,375	$64,681	$63,351

Net Charge-offs - QTD	$2,233	$5,269	$5,043	$2,752	$4,448
Net Charge-offs as a % of average loans	0.58%	1.35%	1.31%	0.71%	1.15%

(1) Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts.  Tangible common equity is calculated by excluding the balance of preferred stock, goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.  The Company believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	March 31	December 31	September 30	June 30	March 31
	2013	2012	2012	2012	2012
Shareholders’ Equity	322,673	323,751	338,524	329,858	322,163
Less: Intangible Assets	70,892	70,940	69,337	68,182	68,630
Preferred Stock	14,932	14,918	33,874	33,843	35,615
Tangible Common Equity	236,849	237,893	235,313	227,833	217,918

Total Assets	2,732,609	2,769,288	2,755,006	2,766,633	2,764,286
Less: Intangible Assets	70,892	70,940	69,337	68,182	68,630
Tangible Assets	2,661,717	2,698,348	2,685,669	2,698,451	2,695,656

Ending Shares Outstanding	20,326,725	20,304,525	20,297,325	20,280,225	20,214,964

Tangible Book Value Per Share	$11.65	$11.72	$11.59	$11.23	$10.78
Tangible Common Equity/Tangible Assets	8.90%	8.82%	8.76%	8.44%	8.08%

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.8 billion. The Company operates 78 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.